Exhibit 10.1

CEO EMPLOYMENT AGREEMENT

THIS CEO EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered on this 25th day of August, 2025 (“Effective Date”), between Balance Labs Inc. a Delaware corporation, (the “Company”), whose principal place of business is 407 Lincoln Road, Ste 701, Miami Beach, Florida 33139, and Alan Campbell an individual (“Campbell”), whose address is [*]. Campbell and the Company may hereinafter be referred individually as a “Party” and collectively as the “Parties.”

RECITALS

A.	The Company wishes to extend this offer of employment to Campbell to join the Company as the CEO.

NOW, THEREFORE, in consideration of the mutual agreements herein made, the Company and Campbell hereby agree as follows:

1. EMPLOYMENT. The Company hereby agrees to continue its employment of Campbell and Campbell hereby accepts such continued employment in his capacity as CEO, the terms and conditions hereinafter set forth. Campbell shall serve the Company diligently and to the best of his ability. Campbell agrees during the Term (as hereinafter defined) of this Agreement to devote reasonable business efforts, attention, energy and skill to the performance of his employment to furthering the interest of the Company and the Affiliates. During the Term (including any renewals thereof) as defined herein, Campbell shall have such duties and responsibilities commensurate with his position. For purposes of this Agreement, “Affiliate” with respect to either Party, shall mean any entity which directly or indirectly controls or is controlled by, or is under common control with that Party. Campbell’s principal work location shall be at such location as Campbell selects in his sole discretion. Campbell will report directly to the Company’s board of directors. Campbell will have day-to-day operational oversight over the Company which he will carry out consistent with Board approved budget and plans. Campbell will have authority over hiring and management over his direct reports.

2. COMPENSATION/BENEFITS.

a. Salary. The terms of this Section 2(a) shall be in effect on the sooner of (i) 75 days from the Effective Date; or (ii) the date the Company completes a capital raise of at least $20 Million. Company shall pay Campbell a base salary of $350,000 per year (the “Base Salary”), less applicable taxes and withholdings, and paid in accordance with the Company’s payroll policies and procedures for all of the Company’s employees. The Base Salary shall be subject to annual review by the Company and may be increased, but not decreased, from time to time. No increase to Base Salary shall be used to offset or otherwise reduce any obligations of the Company to Campbell hereunder or otherwise.

b. Annual Performance Bonus. Each year of the term the Company, together with Campbell shall set annual Key Performance Indicators (“KPIs”) for Campbell’s annual performance bonus (the “Annual Performance Bonus”) for that calendar year (the “Annual KPI Target”). For the first year of the Term, the KPIs will be set within 30 days of the Effective Date. For calendar year 2025 and thereafter, Campbell shall be eligible to receive an Annual Performance Bonus with a target bonus equal to sixty five percent (65%) of his current Base Salary (the “Target Bonus”). The Annual Performance Bonus shall be up to a maximum annual bonus of one hundred and twenty-five percent (125%) of the target bonus. The Board in its discretion may grant a bonus greater than 125%. Following the completion of an applicable calendar year, the Company and Campbell shall come to an agreement to what extent the Annual KPI Target was otherwise met. Any Annual Performance Bonus shall be payable in a single lump sum payment no later than March 15 in the year following the applicable bonus year, less applicable taxes and withholdings. Campbell is not required to be employed by the Company on the Annual Performance Bonus payment date. Campbell may elect to receive the Annual Performance Bonus in the form of the Company’s Common Stock. The amount of shares to be issued will be based on the price of the Company’s Common Stock at the close on the date immediately preceding the determination of the bonus amount by the Company.

c. Equity Grant. Upon acceptance of this Agreement Campbell will receive an equity award granting Campbell a 3.6% percent ownership interest in the Company (the “Equity Award”); the Equity Award will vest in equal parts over a three year period as follows: (i) 1/3 on the first anniversary of the Effective Date; (ii) 1/3 on the second anniversary of the Effective Date; and (iii) 1/3 on the third anniversary of the Effective Date. The Company will provide reasonable assistance to avoid Section 16(b) liability and will support a pre-cleared Rule 10b5-1 trading plan when permitted for any equity sales by Campbell.

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The Company agrees that Campbell shall maintain an ownership interest of at least 3.6% of the Company’s total issued and outstanding shares on a fully diluted basis. Fully diluted means all outstanding common stock plus options, warrants, RSUs, and other rights to acquire common stock assuming full exercise and/or conversion. This ownership percentage shall be protected from dilution through the issuance of options or warrants until such time as the Company has raised an aggregate of One Billion Dollars ($1,000,000,000) in total capital, whether through equity, debt, or other financing events (the “Threshold”). To maintain Campbell’s ownership, the Company shall issue immediately exercisable options or warrants to Campbell as necessary to preserve Campbell’s ownership percentage in the event of any dilutive issuance prior to reaching the Threshold. The options or warrants will be exercisable at the same price as the financing event and will have a cashless exercise feature. Upon the Company achieving the Threshold, this anti-dilution protection shall cease, and no further adjustments to the Campbell’s ownership percentage shall be required under this clause. This provision shall not apply to dilution resulting from the Campbell’s voluntary sale, transfer, or disposal of shares.

Upon termination for cause or resignation without good reason, as defined below, all unvested equity awards shall expire. All vested, unexercised options shall expire ninety days following the termination/resignation date.

d. Employee Benefits. Campbell shall be entitled to participate in all benefit programs of the Company currently existing or hereafter made available to Campbell and/or other executive employees, including, but not limited to, pension and other retirement plans, including any 401K Plan, group life insurance, dental insurance, medical insurance, sick leave, vacation, and holidays.

e. Key Man Insurance. The Company may elect to obtain a Key Man term life insurance policy on Campbell, and the Company will be named the payee/beneficiary on such policy.

f. Paid Time Off. The Company provides a flexible Paid Time Off (“PTO”) program that will allow Campbell to use PTO for vacation or personal need. The amount of PTO Campbell will be granted will be 20 days per calendar year. Paid sick leave will be provided as required by law and will not impact the PTO. Accrued but unused PTO will be paid out on termination where required by law.

g. Business and Entertainment Expense Reimbursement. Campbell shall be entitled to receive reimbursement for all reasonable, pre-approved, out-of-pocket, business and entertainment expenses incurred in connection with the performance of his duties hereunder.

h. D&O Insurance/Indemnification. The Company shall procure and keep in effect Director’s and Officer’s (“D&O”) Liability insurance coverage (“D&O Coverage”) throughout the Term and any Renewal Term(s), and Campbell will be eligible to receive all benefits provided thereunder, with the policy listing Campbell as an insured. Such policy will include a six-year tail following the end of Campbell’s employment. The Company further agrees to indemnify and hold harmless Campbell (which shall include any of his legal representatives) to the fullest extent authorized by law, from, and against any expenses (including reasonable fees and costs of counsel, accountants and other experts), judgments, fines, liabilities, losses, and amounts reasonably incurred by Campbell in connection with any threatened, pending or completed action, suit, claim or proceeding (hereinafter, a “Proceeding”), whether civil, criminal, administrative, or investigative, by reason of the fact that Campbell is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, and whether or not the cause of such Proceeding occurred before or after the date of this Agreement. Campbell shall not settle any matter for which Campbell has sought or intends to seek indemnification hereunder without first attempting to obtain any approval required with respect to such settlement by the insurance carrier of any applicable D&O Coverage. If Campbell seeks such approval, but such approval is not granted by such insurance carrier, Campbell shall be entitled to indemnification from the Company to the fullest extent provided by such D&O Coverage or to the fullest extent otherwise provided by this Agreement, whichever shall be greater. The provision of D&O Coverage by an insurance carrier at the expense of the Company or the failure to so provide D&O Coverage shall in no way limit or diminish the obligation of the Company to indemnify Campbell, which obligation shall be absolute, provided that any amounts actually recovered by Campbell from the insurance carrier providing D&O Coverage shall be applied in reduction of amounts otherwise owing by the Company by reason of its indemnification under this Agreement.

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3. TERM. The Term of employment hereunder will commence on the Effective Date and continue for a period of two (2) years. The Term will automatically renew for successive two-year terms (each a “Renewal Term”). This Agreement may be terminated by either Party at the end of the Term or any applicable Renewal Term by providing written notice of termination at least ninety (90) days prior to the end of the Term or applicable Renewal Term. For the purposes of the Sections discussing Severance below, a Termination of this Agreement less than ninety (90) days prior to the end of the Term will be considered a Termination during the Renewal Term and the Term will continue until the end of such Renewal Term. For the purpose of clarity, a termination without cause less than 90 days prior to the end of a Term or any Renewal Term will entitle Campbell to the severance payments and benefits set forth in Section 4 below.

4. TERMINATION AND SEVERANCE. Upon Campbell’s termination of employment for any reason, Campbell shall be entitled to receive any unpaid Base Salary through the date of termination, and all earned, but unpaid Bonuses, including the Annual Performance Bonus, and any vested benefits in accordance with the terms of the Company’s employee benefit plans (the “Accrued Obligations”).

a. Termination without Cause; or Resignation by Campbell for Good Reason. If the Company (or any parent or subsidiary or successor of the Company) terminates Campbell’s employment with the Company without Cause, if Campbell resigns for Good Reason then subject to the terms of this Agreement, Campbell will be entitled to the following:

(i) A lump sum cash payment equal to 12 months of salary, plus 100% of the Target Bonus;

(ii) A pro-rated annual bonus for the year of termination through the separation date;

(iii) Accelerated Vesting. All granted and unvested equity awards granted to Campbell shall immediately vest upon a termination under this Section 4(a); vested equity awards will remain exercisable until the earlier of, 24 months or the original expiration date.

(iv) Campbell will be entitled to 100% COBRA coverage, paid by the Company, for the shorter of: (i) 12 months; or (ii) such time as Campbell is eligible for health benefits from a new employer. If the COBRA subsidy is taxable, the severance payment to Campbell shall be increased so he receives the same net benefit;

(v) Outplacement services for six months paid for by the Company.

For the purposes of this Agreement, “Good Reason” means Campbell’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Campbell’s express written consent: (i) any material and adverse change in Campbell’s position with the Company; (ii) any material diminution in Campbell’s title, duties, authority, responsibilities and reporting relationships; (iii) a material reduction in Campbell’s Base Salary or bonus amounts; or (iv) any material breach by the Company of any agreement between the Company and Campbell; provided, however, that with respect to any Good Reason termination, the Company will be given not less than thirty (30) days’ written notice by Campbell (within ninety (90) days of the occurrence of the event constituting Good Reason) of Campbell’s intention to terminate Campbell’s employment for Good Reason, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Good Reason is based, and such termination shall be effective at the expiration of such thirty (30) day notice period only if the Company has not fully cured such act or acts or failure or failures to act that give rise to Good Reason during such period or, if such violation is not reasonably curable within such thirty (30) day period, but the Company is proceeding diligently and in good faith to cure such violation, such longer period as is reasonably needed by Company, not to exceed forty five (45) days following the date of such initial notice provided by Campbell regarding such Good Reason event.

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b. Termination for Cause; or Resignation without Good Reason. If Campbell voluntarily resigns employment with the Company (or successor of the Company) without Good Reason, or is involuntarily terminated for Cause by the Company, then Campbell shall receive the Accrued Obligations and (i) all vesting will cease immediately with respect to Campbell’s outstanding equity awards and any unvested portion of such equity awards shall be forfeited and (ii) all payments of compensation by the Company to Campbell hereunder will terminate immediately (except as to amounts already earned). For purposes of this Agreement, “Cause” is defined as: (i) a conviction of, or pleading nolo contendere or guilty to, committing a felony; (ii) engaging in misconduct resulting in significant economic or reputational harm (other than immaterial harm) to the Company by Campbell; (iii) any act of fraud, embezzlement, or misappropriation by Campbell that is materially injurious to the Company; (iv) repeated and material failure by Campbell to substantially perform his principal job duties and lawful obligations (for reasons other than disability or death or incapacity); provided, that, the failure of Campbell or the Company to achieve certain results, such as the Company’s business plan, in and of itself, would not constitute “Cause”; (v) material failure or willful refusal by Campbell to materially comply with reasonable and lawful policies, standards, instructions or regulations established by the Company; provided, that, the failure of Campbell or the Company to achieve certain results, such as the Company’s business plan, in and of itself, would not constitute “Cause”; or (vi) the material breach by Campbell of this Agreement or any other material written agreement entered into between Campbell and the Company. The Company shall not terminate Campbell for Cause (except pursuant to clause “(i)” or clause “(ii)” above) without first providing Campbell with written notice of the acts or omissions constituting the grounds for such termination and allowing for the expiration of a cure period of thirty (30) days following the date of such notice, or, if such violation is not reasonably curable within such thirty (30) day period but Campbell is proceeding diligently and in good faith to cure such violation, such longer period as is reasonably needed by Campbell, not to exceed forty-five (45) days following the date of such notice. For purposes of this definition, an act or omission is “willful” if it was knowingly done or knowingly omitted by Campbell and Campbell knew or a reasonable person would have known that such act or omission was contrary to the best interests of the Company. Any act, or failure to act, based on or in accordance with specific instructions pursuant to a resolution duly and lawfully adopted by the Company’s Management, or based upon the advice of counsel, shall be conclusively presumed to be done, or omitted to be done, by Campbell in the best interests of the Company. Any termination for Cause requires a good-faith determination by the Board after written notice of the asserted grounds to Campbell and an opportunity for Campbell to respond, and where applicable, the above-mentioned cure period. No cure period will apply to a termination due to (i), (ii), or (iii) above.

c. Change of Control. If the Company (or any parent or subsidiary or successor of the Company) terminates Campbell’s employment with the Company without Cause or Campbell resigns for Good Reason within twelve months of when the Company enters into a definitive corporate transaction agreement, the consummation of which would result in a Change of Control (defined below) Campbell shall be entitled to: (a) A lump sum cash payment equal to 18 months of salary, plus 150% of the Target Bonus; (b) A pro-rated annual bonus for the year of termination through the separation date; (c) All granted and unvested equity awards granted to Campbell shall immediately vest; (d) Campbell will be entitled to 100% COBRA coverage, paid by the Company, for the shorter of: (x) 12 months; or (y) such time as Campbell is eligible for health benefits from a new employer. If the COBRA subsidy is taxable, the severance payment to Campbell shall be increased so he receives the same net benefit; (e) Outplacement services for 12 months paid for by the Company.

For purposes of this Agreement, “Change of Control” of the Company is defined as: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities; (ii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (iii) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets. For the purposes of clarity a Change in Control will include any transaction that constitutes a “change in control event” under Treasury Regulation §1.409A-3(i)(5), including a transaction in which any person or group acquires beneficial ownership of more than 50% of the Company’s voting power. An IPO, SPAC, or direct listing qualifies only if it results in such an event. Notwithstanding the foregoing provisions of this definition, a transaction will not be deemed a Change of Control unless the transaction qualifies as a “change in control event” within the meaning of Code Section 409A.

Campbell shall receive the payments and other consideration under Section 4(a) or (c) only upon the Parties’ execution and delivery of a customary mutual general release (that is not revoked by them under applicable law) within 60 days following the separation date. All payments under Section 4(a) or (c) shall be made on the first payroll date after the general release becomes irrevocable. If the sixty-day period spans two calendar years, the payments will be made in the second calendar year.

5. DEATH AND DISABILITY.

a.	If Campbell dies during employment, his estate or beneficiaries will receive: (i) 6 months of base salary, (ii) target bonus pro-rated through the date of death, (iii) immediate vesting of all time-based equity; and (iv) COBRA subsidies for eligible dependents will be provided for up to 12 months.

b.	Definition of Disability: For the purposes of this Agreement, “Disability” shall mean the inability of Campbell to perform the essential duties and responsibilities outlined in this Agreement, with or without reasonable accommodations, due to a physical or mental impairment that is expected to last, or has lasted, for a continuous period of 90 days or more, or for an aggregate of 120 days within any 12 months period as certified by a licensed medical professional mutually agreed upon by the Parties.

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Notice of Disability: If Campbell believes they are unable to perform their duties due to a Disability, they shall provide written notice to the Company as soon as reasonably practicable, but no later than 10 business days after the onset of the condition. Such notice shall include a detailed description of the condition and, if available, a medical certification from a licensed medical professional outlining the nature and expected duration of the Disability.

Verification of Disability: Upon receipt of notice, Company may, at its discretion, request an independent medical evaluation by a licensed medical professional mutually selected by the Parties to confirm the existence and extent of the Disability. The cost of such evaluation shall be borne by Campbell. The Parties agree to cooperate fully in scheduling and completing any such evaluation.

Reasonable Accommodations: If applicable and required by law, the Parties shall engage in an interactive process to determine whether reasonable accommodations can be made to enable Campbell to perform the essential duties of their role without causing undue hardship to Campbell. Any accommodations agreed upon shall be documented in writing and incorporated into this Agreement.

Suspension of Obligations: In the event of a Disability, Campbell’s obligations under this Agreement may be suspended for a period of up to 90 days (the “Disability Period”), during which time the Company may, at its sole discretion, appoint a temporary replacement or reassign duties to ensure continuity of operations. Any compensation, benefits, or other entitlements during the Disability Period shall be governed by this Agreement.

Termination Due to Disability: If the Disability continues beyond the Disability Period, or if it is determined that Campbell is unable to resume their duties with or without reasonable accommodations, the Company may terminate this Agreement by providing 30 days written notice. Such termination shall not be deemed a breach of this Agreement, and neither Party shall be liable for damages arising from such termination, except for: (i) 6 months of base salary continuation; (ii) target bonus pro-rated through the date of disability; (iii) COBRA subsidies for 12 months; (iv) pro-rated vesting of time-based equity through the disability date; (v) and any long term disability benefits per the then in effect Company plans.

Confidentiality and Non-Discrimination: All information related to the Disability, including medical certifications and evaluations, shall be treated as confidential and disclosed only to the extent necessary to implement this clause or as required by law. The Company shall comply with all applicable laws, including but not limited to “the Americans with Disabilities Act (ADA),” “the Equality Act 2010,” or other Florida laws in the administration of this clause and shall not discriminate against Campbell on the basis of their Disability.

Return to Duties: If Campbell is able to resume their duties prior to the expiration of the Disability Period or termination of this Agreement, they shall provide written notice to the Company accompanied by a medical certification confirming their ability to perform the essential duties of their role, with or without reasonable accommodations. The Company shall reinstate Campbell to their position or a comparable position, subject to operational needs and in accordance with applicable law.

Insurance and Benefits: During the Disability Period, Campbell’s eligibility for disability insurance, health insurance, or other benefits shall be governed by the Company’s benefit plans. Any benefits provided shall not be construed as an admission of liability or an extension of the Disability Period.

6. NON-COMPETITION. You agree that during your employment and for 12 months following your employment with the Company you will not engage in, or have any direct or indirect interest in, any person, firm, corporation, or business (whether as an employee, officer, director, agent, security holder, creditor, consultant, partner or otherwise) whose primary business is multi-asset digital asset treasury indexing. This restriction will not include passive ownership of less than 3% of the outstanding shares of a publicly traded company. This restriction is necessary to protect Employer’s legitimate business interests, including confidential information, trade secrets, and customer relationships, and Employee acknowledges its reasonableness. If a court finds this clause to be overly restrictive, they may modify the terms so the restriction is in line with applicable law.

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7. SECTION 409A. This Agreement will be interpreted to comply with or be exempt from Section 409A. “Separation” means “separation from service” under Treasury Regulation §1.409A-1(h). If the Executive is a “specified employee,” any amounts subject to Section 409A that would otherwise be paid within 6 months after Separation will be delayed to the first payroll date after that 6-month period and then paid in a lump sum. Each payment is a separate payment for Section 409A purposes.

8. SECTION 280G. If any payments or benefits would trigger excise tax under Section 4999, payments will be reduced only to the extent necessary to achieve the best net, after-tax outcome to Campbell, unless shareholder approval of the payments is obtained, in which case no reduction will apply.

9. AMENDMENTS AND WAIVER. This Agreement shall not be modified or amended except by written agreement duly executed by the Parties hereto. The waiver by either the Company or Campbell of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either the Company or Campbell. Any waiver must be in writing.

10. ENTIRE AGREEMENT. This Agreement constitutes the final understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements between the Parties related to subject matter hereof, whether written or oral.

11. GOVERNING LAW. This Agreement is to be construed and enforced according to the laws of the State of Florida.

12. ARBITRATION. All disputes and disagreements arising from, relating to, or otherwise connected with this Agreement, the breach of this Agreement, the enforcement, interpretation or validity of this Agreement, or the employment relationship (including any wage claim, claim for wrongful termination, or any claim based upon any statute, regulation, or law, including those dealing with employment discrimination or retaliation, sexual harassment, civil rights, age, or disability) that the Company may have against Campbell or that Campbell may have against the Company, including the determination of the scope or applicability of this Agreement to arbitrate, shall be settled by arbitration administered by the Judicial Arbitration and Mediation Services (“JAMS”) pursuant to its Comprehensive Arbitration Rules and Procedures applicable at the time the arbitration is commenced. A copy of the current version of the JAMS Rules will be made available upon request. The Company will bear the cost of arbitration and will be solely responsible for all payments to be made to JAMS. The Rules may be amended from time to time and are also available online https://www.jamsadr.com/rules-employment-arbitration/. Arbitration shall take place in Miami, Florida and shall be conducted before a single arbitrator selected by and in accordance with the rules and procedures of the JAMS. The decision of the arbitrator shall be final and binding on the Parties. Judgment on any award may be entered in any court having competent jurisdiction, and application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. Notwithstanding the foregoing, all disputes and disagreements relating to Campbell in all capacities other than as an officer and executive of the Company shall be brought to the state courts and/or the federal courts system in Miami Dade, Florida and shall be subject to their exclusive jurisdiction. The Company will pay forum and arbitrator fees. Either party may seek injunctive relief in court to protect confidentiality, intellectual property, or restrictive covenants. The parties waive trial by jury for any permitted court action.

13. SEVERABILITY. Inapplicability or unenforceability of any provision of this Agreement shall not limit or impair the operation or validity of any other provision of this Agreement or any such other instrument.

14. ASSIGNMENT; SUCCESSORS AND ASSIGNS, ETC. This Agreement is personal in nature and Campbell may not sell, transfer, assign, pledge or hypothecate his rights, interests and obligations hereunder. Except as otherwise herein expressly provided, this Agreement shall be binding upon and shall inure to the benefit of Campbell and his personal representatives and shall inure to the benefit of and be binding upon Campbell and its successors and assigns, except that the Company may not assign this Agreement without Campbell’s prior written consent, except to an acquirer of all or substantially all of the assets of the Company.

15. FORCE MAJEURE. Neither party is liable for failure to perform due to a Force Majeure event. A “Force Majeure Event” means any event beyond the reasonable control of the affected party, including but not limited to acts of God, natural disasters, war, terrorism, riots, civil unrest, government actions, strikes, labor disputes, pandemics, epidemics, or failures of utilities or telecommunications networks. The affected party shall notify the other party in writing as soon as reasonably practicable after the occurrence of a Force Majeure Event, specifying the nature and anticipated duration of the event. During the continuance of a Force Majeure Event, the affected party shall use reasonable efforts to mitigate the impact of the event and resume performance of its obligations as soon as practicable. If the Force Majeure Event continues for a period of 30 days or more, either party may terminate this Agreement by providing written notice to the other party, without liability for such termination. During Company-initiated business closures, the Company will support remote work and equity vesting will continue.

16. NO CONFLICTING OBLIGATIONS. Campbell represents and warrants to the Company that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement. Campbell further represents and warrants to the Company that he has returned all property and confidential information belonging to any prior employer.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Balance Labs, Inc.

By:	/s/ Michael D. Farkas

Name:	Michael D. Farkas

Its:	Board Member

CEO

By:	/s/ Alan Campbell

Name:	Alan Campbell

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